Exhibit 10.8
Execution Version
Employment Agreement
     This Employment Agreement, (the “Agreement”), is entered into by and between CoreSite, LLC, a Delaware limited liability company (“CoreSite” and together with any of its successors or assigns, the “Company”), and Deedee Beckman (the “Executive”) (collectively referred to herein as the “Parties”) on September 2, 2010 (the “Effective Date”) and shall become effective on the Effective Date.
RECITALS
A.	It is the desire of the Company to assure itself of the services of Executive by entering into this Agreement.
B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the Parties hereto agree as follows:
1. Employment.
     (a) General. The Company shall continue to employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.
     (b) Employment Term. Executive’s employment with the Company Group (as defined below) is “at-will” employment and may be terminated at any time with or without Cause. Employee understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from any member of the Company Group shall give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of Employee’s employment with the Company Group. Employee and the Company agree that Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 3. The period from the Effective Date through the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Term.”
     (c) Position and Duties. During the Term, Executive shall hold the following position and shall have the following duties:
          (i) Executive shall initially serve as the Chief Financial Officer of the Company, including, if applicable, the REIT (as defined below) and an operating partnership of which the REIT is a general partner (collectively, the “Company Group”), with such customary responsibilities, duties and authority as may from time to time be assigned to Executive by the President and Chief Executive Officer of the Company (the “CEO”) or the board of directors, or other similar governing body, of CoreSite or any successor of CoreSite, including any successor company with respect to which an initial public offering of equity securities (an “IPO”) may be effected (the “REIT”) (such board of directors or other similar governing body is referred to herein as the “Board”). While serving as the Chief Financial Officer of the Company, Executive shall report to the CEO, shall participate actively in the Company’s search for a new Chief Financial Officer of the Company (the “New CFO”), and shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company Group. Executive agrees to observe and comply with the rules and policies of the Company Group as adopted by the Company Group from time to time.
          (ii) Effective on the date the New CFO becomes employed by the Company, Executive shall no longer serve as the Chief Financial Officer of the Company. Following such date, Executive shall provide her services to the Company Group as a part-time employee and her regular weekly hours shall be reduced to 25 hours per week (“Part-Time Employment”). Executive shall remain an employee of the Company Group until her Date of Termination and Executive shall work collaboratively with the New CFO to transition her duties to the New CFO and shall continue to provide services to the Company Group as reasonably requested by the CEO or the New CFO (and shall report to the New CFO as well as the CEO).
2. Compensation and Related Matters.
     (a) Base Salary. During the Term, Executive shall receive a base salary at a rate of $245,000 per annum (the “Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. Such Base Salary shall be reviewed (and may be adjusted upward) from time to time by the Board or an authorized committee of the Board, in its sole discretion. The Base Salary shall automatically be adjusted to $85,000 per annum once Executive begins Part-Time Employment.
     (b) Bonuses.
          (i) IPO Bonus. Except as otherwise provided in Section 4, if an IPO occurs on or prior to March 31, 2011 and Executive remains an employee of the Company Group until March 31, 2011, then she will receive a lump sum payment on March 31, 2011 equal to $245,000 (the “IPO Bonus”).
          (ii) Annual Bonus. During the Term, Executive shall be eligible to receive an annual performance-based bonus upon the achievement of certain performance goals determined by the Board (the “Performance Bonus”). Executive’s annual target bonus opportunity shall initially be $160,000, and may be increased in subsequent years in the sole discretion of the Board. The actual amount of Executive’s annual Performance Bonus may, in the Board’s discretion, be higher or lower than the target amount and shall be based upon the Company’s level of achievement of such performance goals, as determined by the Board in its discretion, and in accordance with the Company’s annual bonus plan applicable to Executive, as in effect from time to time. Any Performance Bonus payable pursuant to this Section 2(b) shall be paid to Executive in the calendar year following the calendar year to which the Performance Bonus relates and Executive’s annual target bonus opportunity shall be adjusted downward to $42,500 for the period beginning on the date Executive begins Part-Time Employment.

     (c) Equity Incentive Plans. Executive was previously awarded Class B Interests in CRP Master Holdings, LLC (“Master Holdco”), which interests are subject to the terms and conditions of the Amended and Restated Limited Liability Company Agreement of Master Holdco (the “Class B Interests”). Subject to the completion of the IPO, and Executive’s continued employment with the Company on the date of completion of the IPO, Executive shall be entitled to receive in connection with the IPO, an additional equity award, the details of which are set forth more fully in Exhibit A attached hereto. In addition, during the Term, Executive may be eligible to participate in any equity incentive plan or plans that may be adopted by CoreSite or the REIT from time to time, and shall be eligible to receive additional awards under such plan, as determined by the Board or an authorized committee of the Board in its sole discretion.
     (d) Benefits. During the Term, Executive shall be eligible to participate in group employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are generally applicable to similarly-situated executives of the Company and its subsidiaries. This currently includes, but is not limited to, Company-paid on-site parking for all employees; alternately, employees who commute to work via public transportation are eligible for reimbursement up to $180 per month.
     (e) Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, as it may be amended from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.
     (f) Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, interpreted consistent with Section 11(l)(v) of this Agreement.
     (g) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy. The results of any physical examination of Executive performed pursuant to the terms hereof shall be made available to Executive and shall only be disclosed to the Board with the prior written consent of Executive. Except for the purposes of determining whether a Disability exists, the Company shall not permit the results of any physical examination of Executive performed pursuant to the terms hereof to have any affect on any employment decisions pertaining to Executive, and the Company hereby agrees and acknowledges that such results shall not have any such effect.

3. Termination.
     Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
     (a) Circumstances.
     (i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.
     (ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
     (iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.
     (iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.
     (v) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company without Good Reason, as defined below.
     (vi) Resignation from the Company With Good Reason. Executive may resign Executive’s employment with the Company with Good Reason within 90 days following the occurrence of a Good Reason event.
     (b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

     (c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) the entire amount of any Performance Bonus that relates to the prior calendar year, but has not yet been paid to Executive; (iii) any expenses owed to Executive pursuant to Section 2(f); (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, equity incentive plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, equity incentive plans, programs or arrangements, including but not limited to accrued but unused vacation (collectively, the “Company Arrangements”); and (v) any equity interests or awards that vested on or before the Date of Termination. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy under this Agreement shall be to receive the severance payments and benefits described in this Section 3(c) and/or Section 4, as applicable.
     (d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates. The Company hereby agrees that, upon termination of Executive’s employment for any reason, it shall not terminate, amend, waive or otherwise modify any rights Executive has with respect to indemnification, reimbursement, and subrogation pursuant to the Company’s organizational documents, the Company’s directors’ and officers’ insurance policy, or otherwise, without the Executive’s prior written consent, unless the Company provides equivalent or more favorable rights under substantially similar arrangements or agreements.
4. Severance Payments.
     (a) Termination Upon Death or Disability. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), Executive shall receive, in addition to the payments provided for in Section 3(c), (i) the IPO Bonus, and (ii) an amount equal to Executive’s target Performance Bonus amount in effect for the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which Executive was employed prior to termination and the denominator of which is twelve (12). In the event the target Performance Bonus amount changes in the calendar year in which such termination occurs, then the target Performance Bonus amount used in the calculation set forth in the prior sentence shall be a blended target amount based on the number of days the applicable target amount is in effect while Executive is employed by the Company during such calendar year. The IPO Bonus, to the extent payable pursuant to this Section 4(a), and the pro-rated target Performance Bonus amount shall be paid to Executive in a lump sum within thirty (30) days following the Date of Termination. Notwithstanding anything to the contrary in this Section 4(a), in no event shall Executive be entitled to the IPO Bonus under this Section 4(a) if (i) an IPO has not occurred prior to the Date of Termination, (ii) an IPO has not occurred prior to March 31, 2011 or (iii) the IPO Bonus has already been paid to Executive.
     (b) Termination for Cause or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause or pursuant to Section 3(a)(v) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).
     (c) Termination without Cause or from the Company With Good Reason. If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv) or with Good Reason pursuant to Section 3(a)(vi), then, subject to Executive signing on or before the 21st day following Executive’s Date of Termination, and not revoking, a release of claims in the form attached as Exhibit B to this Agreement (the “Release”), Executive shall receive, in addition to payments and benefits set forth in Section 3(c), (i) the IPO Bonus, and (ii) an amount equal to Executive’s target Performance Bonus amount in effect for the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which Executive was employed prior to termination and the denominator of which is twelve (12). In the event the target Performance Bonus amount changes in the calendar year in which such termination occurs, then the target Performance Bonus amount used in the calculation set forth in the prior sentence shall be a blended target amount based on the number of days the applicable target amount is in effect while Executive is employed by the Company during such calendar year. The IPO Bonus, to the extent payable pursuant to this Section 4(c), and the pro-rated target Performance Bonus amount shall be paid to Executive in a lump sum within thirty (30) days following the Date of Termination. Notwithstanding anything to the contrary in this Section 4(c), in no event shall Executive be entitled to the IPO Bonus under this Section 4(c) if (i) an IPO has not occurred prior to the Date of Termination, (ii) an IPO has not occurred prior to March 31, 2011 or (iii) the IPO Bonus has already been paid to Executive.
     (d) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.
5. Competition.
     (a) Executive shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, enter into a discussion of which the primary purpose and intention of the Executive is to interview for a potential employment or consulting relationship with, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that competes with the Business (as defined below) of the Company anywhere in the United States. Notwithstanding anything to the contrary, nothing shall prohibit Executive from (i) retaining any ownership interest in the Company, or (ii) being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

     (b) Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company (i) to terminate its arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (A) solicit any employee of the Company to terminate his or her employment with the Company (other than solicitations of the general public that are not directed only towards employees of the Company), (B) employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company or (C) solicit any vendor or business affiliate of the Company to cease to do business with the Company.
     (c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
     (d) As used in this Section 5, (i) the term “Company” means the Company and its direct and indirect parents and subsidiaries, (ii) the term “Business” shall mean buying, developing and operating data centers and colocation facilities, and any other material lines of business into which the Company may expand during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date that is twelve (12) months following the Date of Termination.
     (e) Executive agrees, during the Term and following the Date of Termination, to refrain from disparaging the Company and its affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. The Company agrees, during the Term and following the Date of Termination, that the Company and its officers and directors will refrain from disparaging Executive. Nothing in this paragraph shall preclude Executive, the Company or the Company’s directors, officers, employees, agents, representatives or stockholders from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to otherwise assert its rights under this Agreement or otherwise against each other.
     (f) Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.
6. Nondisclosure of Proprietary Information.
     (a) Except in connection with the performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching its confidentiality obligations to the Company (to the extent Executive knows of the breach) For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
     (b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.
     (c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company prompt notice thereof, and shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist (to the extent reasonably requested by the Company) such counsel at Company’s expense in resisting or otherwise responding to such process. Nothing herein shall preclude or restrict Executive from responding to a lawful and valid subpoena or other legal process in a manner in which Executive determines in her best interests in accordance with privileged and confidential legal advice that Executive obtains separate from the Company and its counsel.
     (d) As used in this Section 6 and Section 7, the term “Company” shall mean the Company, the REIT and their direct and indirect subsidiaries (including an operating partnership of which the REIT is the general partner).
     (e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.
7. Inventions.
     All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.
8. Injunctive Relief.
     (a) It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.
     (b) It is recognized and acknowledged by the Company that a breach of the covenant contained in Section 5(e) will cause irreparable damage to Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company agrees that in the event of a breach of the covenant contained in Section 5(e), in addition to any other remedy which may be available at law or in equity, Executive will be entitled to seek specific performance and injunctive relief.
9. Assignment and Successors.
     The Company shall not assign its rights and obligations under this Agreement to any party without the prior written consent of Executive, except that the Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise) or to any affiliate or related company, including, but not limited to the REIT and any entity in which the REIT holds an interest, in connection with the REIT’s initial public offering, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates without the prior written consent of Executive. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.
10. Certain Definitions.
     (a) Affiliate. For purposes of this Agreement, “affiliate” shall mean, with respect to any person or entity, any person or entity that, directly or indirectly controls, is controlled by, or is under common control with such person or entity.
     (b) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:
     (i) Executive’s failure to substantially perform Executive’s duties as an employee of the Company (other than any such failure resulting from Executive’s Disability);
     (ii) Executive’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement;
     (iii) Executive’s material breach of this Agreement;
     (iv) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;
     (v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or
     (vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates; provided that no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or a committee thereof or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
     Notwithstanding the foregoing, in the case of clauses (i), (ii) and (iii) above, no Cause will have occurred unless and until the Company has: (a) provided Executive, within 60 days of the Company’s knowledge of the occurrence of the facts and circumstances underlying the Cause event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within 30 days after the receipt of such notice; provided, however, that Executive shall be provided only one cure opportunity per category of Cause. If the Executive fails to cure the same within such 30 days, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period. For the avoidance of doubt, Executive’s death or Disability shall not constitute “Cause” hereunder.
     (c) Intentionally Omitted.
     (d) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if Executive’s employment is terminated pursuant to Section 1(b), the expiration of the Term.
     (e) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.
     (f) Good Reason. “Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent:
     (i) the Company’s material breach of this Agreement;
     (ii) a reduction in Executive’s Base Salary or Executive’s annual target bonus opportunity, other than as provided in Sections 2(a) and (b), respectively, or a reduction in Base Salary or annual target bonus opportunity of less than 10% that is implemented in connection with a contemporaneous reduction in base salaries affecting other senior executive officers of the Company;
     (iii) a relocation of Executive’s principal place of employment to a location more than 20 miles outside of the Denver, Colorado metropolitan area; or
     (iv) a requirement that Executive report to anyone other than the CEO or the Board, except as provided in Section 1(c).
Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Executive has: (a) provided the Company, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice; provided, however, that the Company shall be provided only one cure period per category of Good Reason event in any rolling twelve (12) month period. If the Company fails to cure the same within such 30 days, then the termination shall be deemed to occur as of the expiration of the 30-day cure period.
11. Miscellaneous Provisions.
     (a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without reference to the principles of conflicts of law of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States.
     (b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     (c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

     (i) If to the Company:
1050 17th Street, Suite 800
Denver, CO 80265
Attention: President and Chief Executive Officer
     (ii) If to Executive, at the last address that the Company has in its personnel records for Executive.
     or at any other address as any Party shall have specified by notice in writing to the other Party.
     (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
     (e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
     (f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
     (g) No Inconsistent Actions. It is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
     (h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
     (i) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Denver, Colorado. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) the Company and Executive shall work together in good faith to together select one arbitrator; provided that, if the Company and Executive are not able to together select one arbitrator within ten (10) days after using such good faith efforts, one arbitrator shall be chosen by JAMS/Endispute; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses; provided that the prevailing party (or substantially prevailing party, as determined by the arbitrator) shall be entitled to recover its reasonable attorneys’ fees and expenses from the other party, and the expenses and fees of the arbitrator and expenses of the arbitration shall be paid by the unsuccessful party (or substantially unsuccessful party, as determined by the arbitrator). The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
     (j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
     (l) Section 409A.
     (i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The Executive shall have no right to designate the date of any payment hereunder. If Executive notifies the Company that Executive has received advice of tax counsel with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not materially increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.
     (ii) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
12. Employee Acknowledgement.
     Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY
By:	/s/ Thomas M. Ray
	Name:	Thomas M. Ray
	Title:	Chief Executive Officer

EXECUTIVE
/s/ Deedee Beckman
Deedee Beckman
[Signature Page to Deedee Beckman Employment Agreement]

EXHIBIT A
Details of Initial Equity Award
     The Company agrees to offer Executive participation in an equity incentive program as an additional component to her compensation package, subject to the conditions described herein and such terms and conditions as may be set forth in the 2010 Plan and the Award Agreement (each as defined below). Capitalized terms not defined herein shall have the meanings assigned to them in the Employment Agreement to which this Exhibit A is attached (the “Employment Agreement”).
     In connection with an expected IPO, the Company expects to adopt a new equity incentive plan (the “Plan”), pursuant to which the Board may from time to time make various incentive equity or equity-based awards to the Company’s employees and other service providers. Subject to the adoption and approval of the Plan, Executive will receive within 60 days after the adoption of the Plan, and subject to Board approval and Executive’s continued employment with the Company through the date of the IPO, one or more awards under the 2010 Plan having an aggregate value (as of the date of grant of the Award) equal to $331,729, of which $111,000 shall be provided in the form of stock options (the “Options”) and $220,729 shall be provided in the form of restricted stock (the “Shares” and together with the Options, the “Award”). The Award shall be in addition to any securities Executive shall be entitled to receive in connection with awards of Class B Interests that were previously granted or communicated to her. The number of Shares to be granted will be determined by dividing 220,729 by the IPO price of the stock. The Options will be granted with an exercise price equal to the fair market value of the stock on the date of grant of the Options, which the Company expects will be the IPO price of the stock. The number of Options to be granted will be based on the exercise price of the Options, with each Option to purchase one share of stock being valued at 40% of the exercise price of the Option, such that the number of Options to be granted will be determined as follows: (x) 111,000 divided by the fair market value of the stock on the date of grant of the Options (which the Company expects will be the IPO price of the stock); multiplied by (y) 2.5.
     The terms and conditions applicable to the Award will be set forth in separate agreements governing the Award (the “Award Agreements”), which Award Agreements shall be in the form attached to the Employment Agreement as Exhibits C and D. The Award will be subject to vesting conditions as follows: (i) the Options will vest in four equal annual installments following the date of grant; (ii) $74,000 worth of the Shares will vest in four equal annual installments following the date of grant; and (iii) with respect to the remaining $146,729 worth of the Shares, approximately 45% will be fully vested on the date of grant and the remaining portion will vest in three equal annual installments following the date of grant. Nothing in this exhibit or the Award Agreements is or will be a guarantee of employment or future employment and nothing in this exhibit or the Award Agreement does or will affect the ability of the Company to terminate Executive’s employment with or without Cause for any reason at any time.
     The purpose of the Award is to provide Executive with an additional economic stake in the financial performance of the Company and this exhibit is being provided on the assumption that the IPO will occur and that the Plan will be adopted and approved. If, for any reason, the

IPO does not occur or the Plan is not adopted or approved, Executive will not receive the Award described above.
     The consummation of the IPO and the adoption of the Plan shall be in the sole discretion of CoreSite and its member and managers and nothing in this letter shall require CoreSite or any of its members, managers or affiliates to take any action with respect to the IPO or the Plan or to enter into any transaction.

EXHIBIT B
Form of Release
     This Agreement and Release (“Agreement”) is made by and between Deedee Beckman (“Employee”) and ____________ (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
   WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of _____________, 2010 (the “Employment Agreement”); and
   WHEREAS, in connection with the Employee’s termination of employment with the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below) arising out of Employee’s employment with or separation from the Company.
   NOW, THEREFORE, in consideration of the IPO Bonus payment described in Section 4(c) of the Employment Agreement, as applicable, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
     1. Severance Payments; Salary and Benefits. The Company agrees to provide Employee with the IPO Bonus described in Section 4(c) of the Employment Agreement, as applicable, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
     2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, any of its direct or indirect subsidiaries and affiliates (including the REIT and its affiliated entities), and any of their current and former officers, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Except as to the obligations of the Company arising under this Agreement, Employee, on her own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined in Section 7 below) of this Agreement, including, without limitation:

          (a) any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
          (b) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          (c) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;
          (d) any and all claims for violation of the federal or any state constitution; and
          (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
          (f) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          (g) any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release (A) claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), (B) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (C) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (D) claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates, (E) any and all rights of Employee to indemnification, reimbursement and subrogation under applicable law, any contract or agreement, or any articles of formation or incorporation of the Company or any of its affiliates or successors, and (F) any rights of Employee under the Company’s or its affiliates’ or successors’ D&O policy(ies).
     3. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has 21 days within which to consider this Agreement; (c) she has 7 days following her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21 day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
     4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     5. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.
     6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(a) and 11(i) of the Employment Agreement.
     7. Effective Date. If the Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then Employee has seven days after Employee signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).
     8. Voluntary Execution of Agreement. Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Employee acknowledges that: (a) she has read this Agreement; (b) she has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel; (d) she understands the terms and consequences of this

Agreement and of the releases it contains; and (e) she is fully aware of the legal and binding effect of this Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:
Deedee Beckman

[COMPANY]
Dated:	By:
Name:
Title:

EXHIBIT C
Form of Option Agreement
(attached)

EXHIBIT D
Form of Restricted Stock Agreement
(attached)